Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL PROVIDES PRELIMINARY ESTIMATE OF CATASTROPHE AND WEATHER-RELATED NET LOSSES IMPACTING SECOND QUARTER 2016 FINANCIAL RESULTS

Pembroke, Bermuda, July 18, 2016 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that its preliminary estimate of second quarter 2016 catastrophe and weather-related pre-tax losses is $104 million, net of estimated recoveries from reinsurance and including the impact of estimated reinstatement premiums. Of this amount, $71 million is from major natural catastrophes and $33 million is from weather events.

The Company was impacted by 20 events globally with estimated industry insured losses in excess of $19 billion, including approximately $11 billion from major natural catastrophes and $8 billion from weather events. Major natural catastrophes include the Fort McMurray wildfires, the Japanese and Ecuadorian earthquakes and the European floods. Weather events include multiple U.S. events, including Texas hailstorms.

Both the insurance and reinsurance segments of the Company contributed to these pre-tax net losses. Within the insurance segment, pre-tax net losses of $41 million primarily arose from U.S. weather events. Within the reinsurance segment, pre-tax net losses of $63 million primarily arose from major natural catastrophes.

The Company’s loss estimate is primarily based on its ground-up assessment of losses from individual contracts and treaties exposed to the affected regions, including preliminary information from clients, brokers and loss adjusters. Industry insured loss estimates, market share analyses and catastrophe modeling analyses were also taken into account where appropriate. Due to the nature of the catastrophe and weather-related losses, including the complexity of loss assessment and factors contributing to the losses, and the preliminary nature of the information available to prepare these estimates, future estimates of losses and reinsurance recoveries and the actual ultimate amount of losses and reinsurance recoveries for these events may be materially different from this current estimate.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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LinkedIn: http://bit.ly/23I7uaE

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include information regarding our estimates of losses related to catastrophe and weather events. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com